May 31, 1996

Mr. Harvey Tauman
Hydron Technologies
1001 Yamato Road, Suite 403
Boca Raton, FL  33431

Re:     Hydromercial Partners

Dear Harvey:

        As you know, on or about January 17, 1995, QDirect Ventures, Inc., Hydron Direct, Inc. ("HDirect") and DTR Associates ("DTR") entered into a letter agreement pursuant to which the parties formed a joint venture for the purposes of producing and causing to be distributed an infomercial featuring certain skin care products manufactured by or for Hydron Technologies, Inc. ("HTI"), an affiliate of HDirect (the "Products") (the "Joint Venture Agreement"). For reference, a true and correct copy of the Joint Venture Agreement is attached hereto as Exhibit "A".

        As of the date hereof, DTR has withdrawn from the Joint
Venture and has been paid the amount due to DTR upon its withdrawal in accordance with the terms of the Joint Venture
Agreement. By operation of law, the withdrawal of DTR from the Joint Venture has dissolved the Joint Venture.

        QDirect and HDirect desire to continue the distribution of the thirty (30) minute infomercial produced by Shulberg Media Works, during which the Products are offered for sale (the "Infomercial"), and desire to, and hereby form a new joint venture between QDirect and HDirect for that purpose
(the "New Joint Venture"). This letter will set forth the respective rights and duties of QDirect and HDirect with respect to the New Joint Venture. QDirect and HDirect are sometimes collectively referred to as the "parties".

        The purpose of the New Joint Venture is to promote and sell the Products by means of the Infomercial. The Products consist of a collection of Hydron polymer based skin care products as shall be contained in a kit, which shall consist of products from the existing product line, manufactured by or for HTI). Notwithstanding the foregoing, "upsell" Products need not be sold in a kit.

        The term of the New Joint Venture shall begin on the date of this Agreement and shall end two (2) years after such date (the "Initial Term"). Upon the expiration of the Initial Term, the New Joint Venture may be extended for successive one
(1) year terms, upon the unanimous written consent of the

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Mr. Harvey Tauman
May 31, 1996
Page 2

parties. The parties shall meet no less than thirty (30) days prior to the end of the Initial Term, to discuss the potential renewal of the term of the New Joint Venture.

        The New Joint Venture shall be referred to as "New Hydromercial Partners", and shall have its principal place of business at 1365 Enterprise Drive, West Chester, PA 19380. The New Joint Venture shall be a Pennsylvania general partnership and shall be governed by Pennsylvania law.
QDirect covenants and agrees to file such documents (e.g., fictitious name certificate) and to perform such actions as may be necessary to form the New Joint Venture in accordance with Pennsylvania law. The Pennsylvania partnership code (the "Partnership Code") is hereby incorporated herein by reference.

        All costs and expenses, and any profits and losses associated with the New Joint Venture shall be evenly shared by QDirect and HDirect. Each of QDirect and HDirect agree to fund one-half of such costs and expenses. A budget (the "Budget") setting forth the specific costs and expenses in connection with the Infomercial, and additional costs and expenses to be incurred by the New Joint Venture, shall be approved by the parties and once unanimously approved by the parties, shall be incorporated by reference into this Agreement as an exhibit. The parties covenant and agree to follow the Budget, which Budget may be amended from time to time upon the unanimous consent of the parties, in carrying out the business of the New Joint Venture. In the event that QDirect (or any other party) advances funds on behalf of another party, the appropriate portion of such funds shall be promptly reimbursed upon request.

        QDirect shall manage the daily activities of the New Joint Venture, including without limitation all day to day activities with respect to the production and testing of the Infomercial. QDirect shall not receive any remuneration for acting as the managing partner, provided, however, that QDirect may charge the New Joint Venture customary rates for services performed by QDirect which have been approved by the New Joint Venture, including without limitation product fulfillment, returns processing, shipping and handling charges, and tax, accounting and other similar administrative expenses. The daily activities of the New Joint Venture shall be managed in accordance with the Budget. QDirect shall have the authority to hire third parties, including professional advisers, as may be required by the activities of the New Joint Venture, provided that such activities have been provided for in the Budget, and QDirect has (i) first provided

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Mr. Harvey Tauman
May 31, 1996
Page 3

HDirect with written notice of its intention to hire any third party and (ii) considered any comments made by HDirect, with respect to such notice, following a raesonable opportunity for comment. Subject to the provisions below, all decisions for matters not arising in the ordinary course, shall be jointly made by the parties, including without aggregate media expenditures. QDirect shall maintain the books and records of the New Joint Venture, including cash disbursements and receipts, and the distribution of profits and losses. The parties acknowledge that, during the Initial Term and any renewal term, it is the intent of the New Joint Venture to reinvest profits for the purpose of purchasing additional media time for the Infomercial, provided, however, that in the event that the New Joint Venture shall have a minimum of One Million ($1,000,000) Dollars of cash on hand after such distributions, the New Joint Venture shall make such quarterly distributions as are necessary to cover the tax liabilities of the parties. The fiscal year of the New Joint Venture shall end on December 31. QDirect shall act as the tax matters partner on behalf of the New Joint Venture and may hire such professionals as are necessary to perform the appropriate activities. Upon the request of QDirect, a bank account on behalf of the New Joint Venture shall be opened, into which the parties shall deposit their capital contributions. The New Joint Venture shall maintain a vendor broad form product liability insurance policy in the face amount of not less than $1,000,000 naming each of the parties as an additional insured on such policy throughout the term of this Agreement.

        QDirect shall prepare and maintain the books and records of the New Joint Venture in such manner as will reasonably permit the parties' accountants to audit same and in accordance with generally accepted accounting principles. HDirect shall have the right, once per year, during regular business hours, to audit the books of account and records of the New Joint Venture and examine and make copies of all documents and material relating to New Hydromercial Partners. All such books of account, records and documents shall be kept available by QDirect and/or New Hydromercial Partners for not less than six (6) years after the end of the fiscal year to which they relate.

        HDirect agrees to cause HTI to provide all Products for the Infomercial at prices equal to the sum of: (i) one hundred and ten percent (110%) of HTI's direct cost of such Products ("Direct Cost") and (ii) five percent (5%) of Direct Cost
(the "Royalty Reimbursement"). The Direct Costs, as of the date hereof, are set forth on Exhibit "B", attached hereto and incorporated herein by reference. HDirect acknowledges

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Mr. Harvey Tauman
May 31, 1996
Page 4

and agrees that the books and records of the Joint Venture and the New Joint Venture have been adjusted to reflect the costs set forth on Exhibit "B", as of the date of this Agreement. HDirect represents and warrants that the Direct Costs consist only of the costs directly attributable to the Products.

        From time to time, the parties shall meet to determine what amount of additional capital to commit for additional media purchases. In the event that the parties reach an impasse with respect to any material matter related to activities of the New Joint Venture, including but not limited to the contribution of additional capital, for a period of ninety day (90) days or more, then either party may offer to buy out the interest in the New Joint Venture of the other party at a price determined by the offering party, which price shall not be less than an amount equal to the total production costs incurred in connection with the Infomercial multiplied by two (2). In the event that the other party refuses to sell its interest in the New Joint Venture Agreement to the offering party, then such party shall purchase the interest of the offering party at a price equal to the price offered by the offering party. Under such circumstances, all books and records relating to the New Joint Venture shall be reconciled, and each party shall promptly make any payments required by such reconciliation. After the aforementioned payments are made, the party unwilling to commit additional capital shall withdraw from the New Joint Venture and the New Joint Venture shall be deemed to be dissolved as a matter of law.

        In the event that either party to this Agreement buys out the interest of the other in the New Joint Venture, then the purchaser of such interest shall have the right to cause the distribution of the Infomercial only in its entirety, and without any edits to the then-current format of the Infomercial, unless it first obtains the prior written consent the other party, which consent shall not be unreasonably delayed or withheld In the event that Qdirect is the purchaser, HTI shall negotiate in good faith with Qdirect the pricing of Products.

        All right, title and interest in and to the Infomercial, including the copyright therein, shall belong to the New Joint Venture. In addition to the grounds for dissolution as set forth in the Partnership Code, any party may elect to terminate this Agreement in the event that any other party becomes insolvent, or fails to perform its obligations as set forth herein, within ten (10) days written notice from any party. In the event that following the dissolution of the Joint Venture any party's capital account has a deficit, such

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Mr. Harvey Tauman
May 31, 1996
Page 5

party shall contribute sufficient capital necessary to restore the balance to zero, provided that the parties had approved such expenditures that resulted in the necessity for increased capital contributions.

        To the full extent permitted by law, the New Joint Venture shall indemnify any party or person who is threatened to be named or is named a defendant or respondent in a proceeding because such party was serving at the request of or in the capacity of a party to the New Joint Venture, unless such person or party was grossly negligent or acted in bad faith; provided, however, that no party shall be entitled to indemnification with respect to any material violation by such party of the terms and conditions of this Agreement.

        This Agreement is in addition to the Agreement dated December 6, 1993 between HTI and QVC, as amended by a First Amendment dated the date hereof (the "License Agreement"), which remains in full force and effect. Payment terms for purchases of Products by the New Joint Venture shall be thirty
(30) days from the later of the receipt of the Products by the New Joint Venture or the receipt of an invoice. All Products shall be shipped F.O.B. HTI's warehouse. Other than as set forth in the License Agreement, and the other documents executed pursuant thereto, this Agreement supersedes all prior communications between the parties, whether oral or written, and constitutes the entire understanding of the parties with respect to the subject matter contained in this Agreement.
The parties acknowledge and agree that the letter agreement dated December 2, 1993 between QVC and DTR is void and of no effect.

        No party shall sell, assign, pledge, or otherwise encumber or dispose of its interest in New Hydromercial Partners or any part thereof, including any beneficial interest therein (any such assignment, pledge, encumbrance or disposition is hereinafter called a "Transfer"), and any attempt to effect a Transfer shall be in all respects null and void.

        Products purchased by the New Joint Venture shall be the sole property of the New Joint Venture, and HTI shall not accept any returns of Products other than as a result of defects or other noncompliance with the applicable purchase order. Other than as set forth above, any and all returns of Product from consumers shall be the sole responsibility of the New Joint Venture, and the parties specifically understand and agree that there will be no recourse to HTI in respect of any and all of such returns.

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Mr. Harvey Tauman
May 31, 1996
Page 6

        If any term or condition of this Agreement or the application thereof shall be illegal, invalid or unenforceable, all other provisions hereof shall continue in full force and effect as if the illegal, invalid or unenforceable provision was not a part hereof. This Agreement may not be amended, altered or modified unless in writing, signed by the parties.

        Any notices sent pursuant to this Agreement shall be sent via fax and certified mail, return receipt requested, or via a reputable overnight carrier, to the other parties at the addresses indicated on the first page of this Agreement.

        The parties consent to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County, and the United States Courts for the Eastern District of Pennsylvania in all matters arising out of this Agreement. The parties irrevocably consent to service of process by certified mail, return receipt requested, to the addresses set forth on the first page hereof.

        Please indicate your acceptance of the above terms and conditions by executing this letter where indicated below, and returning a copy to me.

Very truly yours,

Neal S. Grabell
Senior Vice President
and Secretary
QDirect Ventures, Inc.

ACKNOWLEDGED & AGREED:

HYDRON DIRECT, INC.

By:
   -----------------------
    Harvey Tauman
    President